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                                                                   Exhibit 10.35


     Severance Agreement

     This Agreement is between AMF Bowling Products, Inc. ("the Company") and J. Randolph V. Daniel, IV ("Executive") and is effective April 16, 1999. The Company and Executive agree as follows:

     1. Executive agrees to serve the Company and perform the duties and responsibilities assigned to him by the Board of Directors of the Company (the "Board"). During his employment, Executive will devote his full attention and time and reasonable effort to the business and affairs of the Company and use his reasonable efforts to carry out his responsibilities. Without violating his duties to the Company, Executive may manage personal investments, so long as his activities do not compete with and are not provided to or for any entity that competes with the Company or its affiliates and do not interfere with his responsibilities as an employee of the Company.

     2. The Company may terminate Executive's employment at any time with or without cause. Executive may terminate his employment at any time with or without cause.

     3. The Company may also terminate Executive's employment because of Executive's death or Disability. "Disability" means that Executive has been unable for a period of (i) 90 consecutive days or (ii) an aggregate of 120 days in a period of 365 consecutive days to perform his duties as a result of physical or mental illness or injury. Executive's employment will terminate automatically upon his death. The Company may terminate Executive's employment for Disability by written notice to Executive. The termination will be effective on the 30th day after receipt of notice by Executive (the "Disability Effective Date"), unless Executive returns to full-time performance of his duties before the Disability Effective Date. In the event of a dispute as to whether Executive has suffered a Disability, the final determination will be made by a licensed physician selected by the Board.

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     4. The "Date of Termination" means the date of Executives's death, the
Disability Effective Date or the date on which the termination of Executive's employment by the Company or Executive is effective, as the case may be.

     5. If the Company terminates Executive's employment other than due to Executive's death or Disability or with cause, the Company will pay Executive:
          (a) in one lump sum Executive's accrued but unpaid base compensation (the "Accrued Compensation"), which will equal the sum of (1) any portion of Executive's annual base salary through the Date of Termination that has not yet been paid and (2) any accrued but unpaid vacation pay;
          (b) subject to Executive satisfying the condition precedent set forth in Section 8, severance pay of $200,000 (or the amount of Executive's base salary at the Date of Termination, if different) payable, less applicable withholding and deductions, in twelve equal monthly installments beginning one month after the Date of Termination ("Severance"); and
          (c) an "Allocable Bonus Amount" for the year in which Executive's employment is terminated equal to the amount of Annual Bonus, if any, to which Executive may have become entitled (if he was employed for the entire year) based on the Company's then current bonus plan for Executive) multiplied by a fraction, (x) the numerator of which is the number of days in year which Executive was employed and (y) the denominator of which is 365; such Allocable Bonus Amount being payable only at the time and subject to the terms and conditions of the then current bonus plan for Executive.

     6. Upon Executive's death during his employment or if the Company terminates Executive's employment due to Disability, the Company will pay Executive his Accrued Compensation in one lump sum and his Allocable Bonus Amount, if any, at such time and under such terms and conditions as may then be applicable. Executive will not be entitled to Severance.

     7. The Company may terminate the Employee's employment at any time for cause if the Board determines that (i) Executive has willfully or deliberately failed to perform the duties assigned to him, other than on account of his Disability, (ii) Executive has intentionally refused to cause the Company to


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adhere to any material provision of the operating budget or business plan adopted by the Board or to any lawful and material direction or instruction of the Board, (iii) Executive has engaged in substance abuse, (iv) Executive has engaged in gross misconduct, such as theft or embezzlement, or a crime involving moral turpitude, or (v) Executive has breached any of his obligations hereunder. If there is a termination for cause, the Company will deliver to Executiv a written notice specifying the cause and the effective termination date. Upon termination for cause, Executive will not be entitled to Severance or an Allocable Bonus Amount.

     8. For and in consideration of Severance, and as a condition precedent to Executive's entitlement to Severance, Executive will execute and deliver to AMF an agreement, in form and substance satisfactory to AMF's counsel, in which he will agree for himself (and his heirs, decedents, assigns, executors and administrators) to full, finally and forever absolutely and irrevocably release and discharge AMF and its officers, directors, employees, affiliates and assigns of and from any and all "Claims". Claims means all claims, actions, causes of action, rights, suits, demands, obligations, damages, costs, losses or liabilities, present, past or future, known or unknown, of whatever description or origin, both at law and in equity (including, without limitation, all claims of employment discrimination, unjust or improper dismissal, retaliation, back pay or future employment opportunities) which relate to employment, separation from employment and refusal to offer future employment by or with AMF and which could be asserted under any federal, state law, constitution, statute or common law theory, by or on behalf of Executive that Executive may now have or ever will have by reason of any Claims arising from the beginning of time to the payment of Severance. The release contained in this Section does not release AMF from its obligations under this Agreement.

     9. During and after his employment, Executive will hold in a fudiciary capacity for the benefit of the Company and not divulge all secret or confidential information, knowledge or data relating to the Company or its affiliates that is not

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public knowledge (other than as a result of Executive's disclosure in violation of this Section) ("Confidential Information").

     10. During and after his employment, Executive will not at any time make any disparaging, derogatory, negative or similar remarks, comments or statements, in writing or otherwise, about or in any way in reference to AMF or its products or services and its officers, directors, employees or affiliates.

     11. (a) During his employment and the one year period following any termination of his employment with the Company or its affiliates (the Restricted Period"), Executive will not directly or indirectly participate in or permit his name directly or indirectly to be used by or become associated with (including as an advisor, representative, agent, promoter, independent contractor, provider of personal services or otherwise) any person, corporation, partnership, firm, association or entity that is, or intends to be, engaged in any business which is in competition with the business of the Company or its affiliates in any country in which the Company or its affiliates operate, compete or are engaged in such business or at such time intend so to operate, compete or become engaged in such business ("Competitor").
          (b) During the Restricted Period, Executive will not directly or indirectly encourage (or solicit or assist any other person or firm in encouraging or soliciting) any person, who was engaged in a business relationship with the Company or its affiliates during the one year period preceding his or her termination of employment with the Company, to engage in a business relationship with a Competitor.
          (c) During the Restricted Period, Executive will not directly or indirectly induce any employee of the Company or its affiliates to terminate employment with such entity and will not directly or indirectly either individually or as owner, agent, employee, consultant or other wise, employ, offer employment or cause employment to be offered to any person (including employment as an independent contractor) who is or was employed by the Company or its affiliates unless such person will have ceased to be employed by such entity for a period of at least 12 months.


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          (d) Promptly following Executive's termination of employment,
Executive will return to the Company all property of the Company and its affiliates in Executive's possession or under his control, including all Confidential Information in whatever media it is maintained.
          (e) Executive agrees that the Restricted Period and the covenants and obligations of Executive with respect to non-competition, non-solicitation, confidentiality, the property of the Company and the restricted territories (1) are fair and reasonable and the result of negotiation and (2) relate to special, unique and extraordinary matters and that a violation of any of their terms will cause the Company and its affiliates irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company will be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of the covenants and obligations. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company and its affiliates may have at law or in equity. If at the time of enforcement, a court holds that any restrictions are unreasonable under circumstances then existing, the parties agree that the maximum period, scope, or geographical area legally permissible under such circumstances will substitute for the period, scope or area stated herein.

     12. This Agreement is personal to Executive and may not be assigned by Executive otherwise than by will or the laws of descent and distribution.

     13. This Agreement will automatically terminate without action or notice by the parties on April 15, 2002. Termination will not affect Executive's status of employment with the Company at such time and if then employed, he will continue as an employee subject to the employment policies and practices in effect at the time for executives in his position. The laws of Virginia without reference to principles of conflict will govern this Agreement. This Agreement may not be amended or modified except by a written agreement executed by the parties. All notices and other communications will be in writing and will be given



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by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                         If to Executive:
                         J. Randolph V. Daniel, IV
                         4106 Dover Road
                         Richmond, Virginia 23221

                         If to the Company:
                         AMF Bowling Products, Inc.
                         8100 AMF Drive
                         Richmond, Virginia 23111
                         Attention: Corporate Secretary

The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of the Agreement.

Witness the following signatures:

                         /s/ J. Randolph V. Daniel, IV
                         -----------------------------
                         J. Randolph V. Daniel, IV

                         AMF Bowling Products, Inc.

                         By: /s/ Stephen E. Hare
                         -----------------------
                         Stephen E. Hare
                         Title: Acting Chief Executive Officer



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